Power of Attorney

	1.	Designation of Attorneys-in-Fact.  The

undersigned, hereby designates each of Gary J. Kocher, Michael P. Moyer and Jonathan A. Flatow, individuals with full power of substitution, as my attorney-in-fact to act for me and in my name, place and stead, and on my behalf in connection with the matters set forth in
Item 2 below.


	2.	Powers of Attorney-in-Fact.  Each attorney-
in-fact, as fiduciary,
shall have the authority to sign
all such U.S. Securities and Exchange
Commission
("SEC") reports, forms and other filings, specifically

including but not limited to Forms 3, 4, 5 and 144, as such attorney-in-fact deems necessary or desirable in connection with the satisfaction of my reporting obligations under the rules and regulations of the SEC.

	3.	Effectiveness.  This power of attorney shall
become
effective upon the execution of this document.

	4.	Duration.  This
power of attorney shall
remain in effect until revoked by me. This power of attorney shall not be affected by disability of the principal.

	5.	Revocation.  This power of attorney may be
revoked
in writing at any time by my giving written notice to the attorney-in-fact. If this power of attorney has been recorded, the written notice of revocation shall also be recorded.

	Date:  July
1, 2004.

	__Peter Sobiloff____
	Peter Sobiloff

STATE OF New
York	)
COUNTY OF New York)

SIGNED OR ATTESTED before me on 7/01/04
by Peter Sobiloff.

		__Elizabeth Ann Payne__
		Signature of Notary
Public

		__Elizabeth Ann Payne___
(SEAL)	Typed Name of
Notary Public
		Residing at_New York, NY
		My commission expires_April
15, 2006______